EXHIBIT 11

BLOUNT INTERNATIONAL, INC.
COMPUTATION OF NET INCOME PER COMMON SHARE
(DOLLAR AMOUNTS IN MILLIONS EXCEPT SHARE DATA)


                                     Ten months ended      Twelve months ended     Twelve months ended
                                     December 31, 1996      February 29, 1996       February 28, 1995
                                  ----------------------  ----------------------  ----------------------
                                   Primary     Diluted     Primary     Diluted     Primary     Diluted
                                  ----------  ----------  ----------  ----------  ----------  ----------
Weighted average common
shares outstanding                19,265,726  19,265,726  19,098,566  19,098,566  18,885,426  18,885,426

   Incremental shares for
   stock options                     341,049     440,162     372,060     382,148     511,104     562,260
                                  ----------  ----------  ----------  ----------  ----------  ----------
Total number of shares used
in per share calculations         19,606,775  19,705,888  19,470,626  19,480,714  19,396,530  19,447,686
                                  ==========  ==========  ==========  ==========  ==========  ==========

Income from continuing
operations                        $     44.0  $     44.0  $     53.6  $     53.6  $     40.7  $     40.7

Discontinued operations -

   Income on disposal, net               1.4         1.4
                                  ----------  ----------  ----------  ----------  ----------  ----------

Net income                        $     45.4  $     45.4  $     53.6  $     53.6  $     40.7  $     40.7
                                  ==========  ==========  ==========  ==========  ==========  ==========
Income per common share:

   Continuing operations          $     2.25  $     2.24  $     2.75  $     2.75  $     2.10  $     2.09

   Discontinued operations               .07         .07
                                  ----------  ----------  ----------  ----------  ----------  ----------

Net income                        $     2.32  $     2.31  $     2.75  $     2.75  $     2.10  $     2.09
                                  ==========  ==========  ==========  ==========  ==========  ==========


















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